                                                                      EXHIBIT 11
                                                                      ----------

                       AMERICAN PRECISION INDUSTRIES INC.
                       COMPUTATION OF NET INCOME PER SHARE
           (Shares and dollars in thousands except per share amounts)




                                                         Third Quarter Ended          Nine Months Ended
                                                     --------------------------  --------------------------
                                                     October 3,   September 27,  October 3,   September 27,
                                                        1997           1996         1997          1996
                                                     ----------   -------------  ----------   -------------
     1.Net income                                     $2,258        $1,736        $6,113        $4,708
                                                      ======        ======        ======        ======

PRIMARY NET INCOME PER COMMON SHARE:

     2.Weighted-average number of
            common shares outstanding                  7,412         7,207         7,365         7,176

     3.Incremental shares -
            Dilutive common stock options
                 and warrants                            410           194           376           222
                                                      ------        ------        ------        ------

     4.Total                                           7,822         7,401         7,741         7,398
                                                      ======        ======        ======        ======

     5.Primary net income per common share
                       (1 divided by 2)               $ 0.30*       $ 0.24*       $ 0.83        $ 0.66
                                                      ======        ======        ======        ======


FULLY DILUTED NET INCOME PER COMMON SHARE:

     6.Weighted-average number of                      7,412         7,207         7,365         7,176
            common shares outstanding

     7.Incremental shares:
            Dilutive common stock options
                 and warrants                            432           194           432           228

     8.Common equivalent shares from
            assumed conversion of exchangeable
            note and Series A Preferred stock          1,539          --             513          --
                                                      ------        ------        ------        ------


     9.Total                                           9,383         7,401         8,310         7,404
                                                      ======        ======        ======        ======

    10.Fully diluted net income per common
            share (1 divided by 9)                    $ 0.24        $ 0.23        $ 0.74        $ 0.64
                                                      ======        ======        ======        ======


     * Net income per common share outstanding was used in the designated calculations since the dilutive effect of common stock options was not material.